Exhibit 99.1
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FOR IMMEDIATE RELEASE

Level 3 Contacts:
News Media:       Josh Howell                      Investors:       Julie Stangl
                  720/888-2517                                      720/888-2500

                  Steve Ingish
                  720/888-2521



              LEVEL 3 COMMUNICATIONS ANNOUNCES SECURITIES OFFERINGS

          Securities Offered Include 15 Million Shares of Common Stock,
                $500 Million of Convertible Subordinated Notes, an Aggregate of $1.0 Billion of Senior Notes and
           Senior Discounts Notes and 400(Euro) Million of Senior Notes

BROOMFIELD,  COLORADO, February 2, 2000 - Level 3 Communications,  Inc. (Nasdaq:
LVLT) today announced a series of separate securities offerings. Salomon Smith Barney Inc. is acting as global coordinator for the offerings. Each of the offerings described above are separate offerings pursuant to separate offering materials. No offering is conditioned on the closing of any other.

Common Stock Offering
Level 3 is offering an aggregate 15 million shares of its common stock, par value $.01 per share, in an underwritten offering in the United States and outside the United States. The company has agreed to grant the underwriters an option to purchase an additional 2.25 million shares of common stock solely to cover over-allotments. The offering in the United States will be made by a group of underwriters being led by Salomon Smith Barney Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Chase H & Q, Credit Suisse First Boston Corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The offering outside of the United States is being made by a group of underwriters being led by Salomon Brothers International Limited, Goldman Sachs International, J.P. Morgan Securities Ltd., Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Merrill Lynch International, Chase H & Q, Credit Lyonnais Securities, Kleinwort Benson Limited and Societe Generale. Salomon Smith Barney Inc. is acting as sole book running manager. The company currently expects that the offering will be completed in February 2000.

Convertible Subordinated Note Offering
The company also announced today that it intends to offer $500 million aggregate principal amount of Convertible Subordinated Notes due 2010 in an underwritten offering. The company has also granted the underwriters an option to purchase an additional $75 million aggregate principal amount of Convertible Subordinated Notes due 2010 to cover over-allotments. The offering will be made by a group of underwriters being led by Goldman, Sachs & Co., Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation. Goldman, Sachs & Co. and Salomon Smith Barney Inc. are acting as joint book running managers. The company currently expects that the offering will be completed in February 2000.

A registration statement relating to the Common Stock and the Convertible Subordinated Notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the Common Stock and the Convertible Subordinated Notes may be made only by the related prospectus and prospectus supplement, which may be obtained from any of the underwriters referred to above.

Dollar Denominated Debt Offering
The company also announced today that it plans to raise approximately $1.0 billion in a proposed private offering of senior notes due 2008, senior notes due 2010 and senior discount notes due 2010 to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933.

The senior notes due 2008, senior notes due 2010 and senior discount notes due 2010 proposed to be offered by Level 3 will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Euro Denominated Debt Offering
The company also announced today that it plans to raise approximately 400(Euro) million in a proposed private offering of senior notes due 2008 and senior notes due 2010 to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933 and outside the United States under Regulation S under the Securities Act of 1933.

The senior notes due 2008 and senior notes due 2010 proposed to be offered by Level 3 will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Use of Proceeds
Level 3 currently intends to use the net proceeds of all of the offerings for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of its business plan. Although the company evaluates potential acquisitions from time to time, the company has no agreement or understanding with any person to effect any material acquisition.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a communications and information services company offering a wide selection of IP-based services including broadband transport, colocation services, submarine transmission services and the industry's first Softswitch* based services. Level 3 offers services primarily to Web-centric companies which deliver their services over the Level 3 Network. The Level 3 Network will include metropolitan networks in 56 U.S. markets and 21 international markets connected by an approximately 16,000 mile U.S. intercity (long-distance) network, an approximately 4,750 mile European intercity network and both transpacific and transatlantic undersea cables. The U.S. and first two rings of the European intercity network are expected to be substantially completed during the fourth quarter of 2000. Level 3 currently offers Internet infrastructure services in 27 U.S. cities and four European markets. Its Web address is www.Level3.com.

(* Softswitches are advanced software based switching systems, which enable Level 3 to provide services combining the best features of the Internet and traditional telephone networks.)

Forward Looking Statement
The statements made by Level 3 in this press release may be forward looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in its target markets. Additional information concerning these and other potential important factors can be found within Level 3's filings with the U.S. Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.